Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
FEBRUARY 25, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES $1.02 BILLION
MISSISSIPPI LIME JOINT VENTURE

OKLAHOMA CITY, FEBRUARY 25, 2013 – Chesapeake Energy Corporation (NYSE:CHK) and Sinopec International Petroleum Exploration and Production Corporation (Sinopec) today announced the execution of an agreement which provides for Sinopec to purchase a 50% undivided interest in 850,000 of Chesapeake’s net oil and natural gas leasehold acres in the Mississippi Lime play in northern Oklahoma (425,000 acres net to Sinopec).  The total consideration for the transaction will be $1.02 billion in cash, of which approximately 93% will be received upon closing.  Payment of the remaining proceeds will be subject to certain customary title contingencies.  Production from these assets (including Mississippi Lime and other formations), net to Chesapeake’s interest and prior to Sinopec’s purchase, averaged approximately 34 thousand barrels of oil equivalent per day in the 2012 fourth quarter and, as of December 31, 2012, there was approximately 140 million barrels of oil equivalent of net proved reserves associated with the assets.  All future exploration and development costs in the joint venture will be shared proportionately between the parties with no drilling carries involved. As the operator of the project, Chesapeake will conduct all leasing, drilling, completion, operations and marketing activities for the joint venture.  The transaction is anticipated to be completed in the 2013 second quarter.

Steven C. Dixon, Chesapeake’s Chief Operating Officer, said, “We are excited to announce the execution of our Mississippi Lime joint venture with Sinopec, which moves us further along in achieving our asset sales goals and secures an excellent partner to share the capital costs required to actively develop this very large, liquids-rich resource play.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company has also vertically integrated its operations and owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  The Sinopec sale transaction is subject to closing conditions and may not be completed in the time frame anticipated. Following the closing, Chesapeake may not be able to satisfy all the requirements necessary to receive the sale proceeds subject to title contingencies. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154